Exhibit 23.3

June 28, 2013

ReneSola Ltd
No. 8 Baoqun Road, Yaozhuang
Jiashan, Zhejiang 314117
People’s Republic of China

Dear Sirs,

We hereby consent to the filing of this letter as an exhibit to the ReneSola Ltd’s registration statement on Form F-3 with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the headings of “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Haiwen & Partners

Haiwen & Partners